Exhibit 10.3

EXECUTIVE CONFIDENTIALITY AND NON-COMPETITION

AGREEMENT

In consideration of my 2011 stock award and other good and valuable consideration, the sufficiency of which is acknowledged, the Company and I agree to this Executive Confidentiality and Non-Competition Agreement (“Agreement”).

1.	The following definitions apply to this Agreement:

a. “Company” means [Employer Name] and its successors and assigns.

b. “Company Affiliate” means, excluding the Company itself, Altria Group, its wholly-owned subsidiaries and affiliates, and their successors and assigns.

c. “I,” “me,” or “my” refers to [Executive Name].

d. “Confidential Information” means information that is confidential and proprietary to the Company and/or any Company Affiliate, including but not limited to: trade secrets; lists of and other non-public information about current and prospective customers; business plans or strategies; sales and account records; prices or pricing strategy or information; current and proposed advertising and promotional programs; research or development projects or plans; non-public financial information; information relating to personnel, including compensation and other employment practices; methods, systems, techniques, procedures, designs, formulae, inventions, and know-how; and other business information of a similar nature not generally known to the public, which if misused or disclosed, could adversely affect the business of the Company and/or any Company Affiliate. Confidential Information includes any such information that I may prepare or create during my employment, whether on behalf of the Company or on behalf of any Company Affiliate to whom I am providing services, as well as such information that has been or may be created by others in those capacities. Confidential Information does not include information that is generally known to the public or that has been made known to the public through no fault of my own.

e. “Competitor” means any individual, group, company, enterprise, or other entity that develops, manufactures, markets, and/or sells tobacco, wine, or other products or technologies that compete (or upon introduction to the marketplace, will compete) with tobacco, wine, or other products or technologies that are manufactured, marketed, sold, and/or being developed by the Company and/or any Company Affiliate (including but not limited to Philip Morris USA, U.S. Smokeless Tobacco Company, John Middleton Company, and Ste. Michelle Wine Estates). The term “Competitor” also includes any other entity under common ownership (in whole or in part) or legal affiliation with a competing entity, as identified in the preceding sentence, which provides support to such competing entity.

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f. “Competitive Activities” means any employment with, engagement as a consultant or contractor for, rendering of any services to, or other material assistance in any capacity to any Competitor.

g. “Adverse Party” means any individual, group, company, union, governmental body or other entity, excluding a Competitor, that has pecuniary and/or non-pecuniary interests known to be in opposition or otherwise adverse to those of the Company and/or any Company Affiliate.

2. During the period of my employment, I will devote my full time and best efforts to the business of the Company and/or any Company Affiliate, and I will not take any action that conflicts with the interests of the Company and/or any Company Affiliate. Moreover, I further agree that, during my period of employment, I will take no action that conflicts with or infringes on the rights or interests of any third party for which I have performed services either as an employee, consultant, or contractor. Specifically, I agree that, during the period of my employment, I am not to use or disclose any confidential or proprietary information of any third party or otherwise violate any written or verbal agreement I may have entered into with any third party while performing services as an employee, consultant, or contractor of that third party.

3. Except as authorized by the Company and/or any Company Affiliate or as required by law, I will not at any time during my employment or after the termination of my employment for whatever reason: (a) disclose any Confidential Information to any person, company, agency, institution, or other entity, or (b) use any Confidential Information for my own benefit or the benefit of any person, company, agency, institution, or other entity except the Company and/or any Company Affiliate. I agree that all Confidential Information is, and at all times remains, the property of the Company and/or any Company Affiliate.

4. I agree that, as used in this Agreement, “Work Product” means and includes all of the following: any invention, discovery, process, method, technique, formula, concept, idea, work of authorship, and improvement thereof, whether or not it may be protected under patent, copyright, trademark, trade secret or other principles, that is related to the business, anticipated business, research, development, design activities or products of the Company and/or any Company Affiliate.

a. I agree that the Company and/or any Company Affiliate shall have sole and exclusive proprietary rights in and to all Work Product that is conceived, developed, or made by me alone or in conjunction with others: (i) during my employment, whether or not during regular working hours, on Company premises, or with Company materials, and/or (ii) after the termination of my employment, if such Work Product is based on or related to, or arises or results from, any work performed by me for the Company or on behalf of any Company Affiliate during my employment. I agree to disclose promptly and fully to the Company all such Work Product. I also agree to treat all such Work Product as Confidential Information except to the extent specifically directed otherwise by the Company and/or any Company Affiliate.

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b. I agree to and hereby do assign to the Company and/or any Company Affiliate all right, title, and interest, including all intellectual property rights, in and to all Work Product designated in the previous sub-paragraph as the property of the Company and/or any Company Affiliate, including, without limitation, the assignment of right to claim priority. To the extent that any such Work Product, or portion of such Work Product, is protected under the U.S. Copyright laws, such Work Product shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall automatically be owned by the Company and/or any Company Affiliate. During and after my employment, I agree to cooperate fully with the Company and/or any Company Affiliate in the protection (including any litigation or controversy) of any intellectual property rights derived from or related to its Work Product.

5. At the end of my employment, regardless of how or why the employment ends, I will surrender and return to the Company any and all property of the Company and/or any Company Affiliate, as well as all copies of written or electronic records of Confidential Information in my possession or control.

6. I agree that, as a result of my exposure to Confidential Information, my responsibilities as an executive of the Company, and my association with the Company and/or any Company Affiliate, their products and technologies, goodwill, and customers and business relationships, I will be in a position to cause irreparable harm to the Company and/or any Company Affiliate. Thus, during my employment and for eighteen (18) months after the end of such employment, regardless of how or why my employment ends, I will not directly or indirectly:

a. Engage in any Competitive Activities if those Competitive Activities would be similar to the services I performed within the last three (3) years of my employment.

b. Organize, establish, or operate as a Competitor.

c. Engage in any Competitive Activities if, in the performance of those Competitive Activities, I would reasonably be expected to use or would inevitably use any Confidential Information learned by me during my employment.

d. Contact or solicit business from, in a manner competitive with or adverse to the interests of the Company and/or any Company Affiliate, any customer or potential customer of the Company and/or any Company Affiliate with whom I had contact or for whom I provided services during the last twelve (12) months of my employment.

e. Solicit or induce any employee of the Company and/or any Company Affiliate to leave the employment of the Company and/or the Company Affiliate.

f. Hire or otherwise engage the services of any employee of the Company and/or any Company Affiliate.

g. Assist any Competitor or Adverse Party in taking any of the actions described in subparagraphs (d) through (f) immediately above.

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I agree that the Company and/or any Company Affiliate develops, manufactures, markets, and/or sells cigarettes and cigarette-related products or technologies that are, or are intended to be, marketed and/or sold throughout the United States, and that my duties will pertain to such products or technologies and therefore affect the business of the Company and/or any Company Affiliate throughout the United States. I also agree that the Company and/or any Company Affiliate develops, manufactures, markets, and/or sells smokeless tobacco, cigars, wine and other products and associated technologies that are, or are intended to be, marketed and/or sold throughout the United States and foreign countries, and that my duties will pertain to such products or technologies and therefore affect the business of the Company and/or any Company Affiliate throughout the United States and such foreign countries. I further agree that the activities prohibited by this paragraph 6 would be harmful to the Company and/or any Company Affiliate regardless of where those activities occur and that my exposure to Confidential Information, in particular, would give me and any Competitor for whom I provide services an unfair economic advantage. Therefore, I agree that the scope of the restrictions of subparagraphs 6(a) and (b) above pertain to: (1) the development, manufacturing, marketing, and/or sale by any Competitor of any cigarettes and cigarette-related products or technologies intended for marketing and/or sale in the United States; and (2) the development, manufacturing, marketing, and/or sale by any Competitor of any smokeless tobacco, cigars, wine or other products and associated technologies intended for marketing and/or sale in the United States or intended for marketing and/or sale in any foreign country that the Company and/or any Company Affiliate markets and/or sells similar products or technologies. I understand that the restrictions of subparagraphs 6(c) through (g) above are tied to information, employees, and/or customers of the Company and/or any Company Affiliate and therefore are limited in that manner rather than geographically.

I understand and agree that if at any time I hold an active license to practice law in any jurisdiction, the restrictions of subparagraphs 6(a) through (g) above do not prohibit me from the practice of law in that jurisdiction and the restrictions of subparagraphs 6(a) through (g) above shall be interpreted to prohibit my activities only to the extent consistent with the applicable rules of professional conduct for that jurisdiction.

7. If I am offered and want to accept employment with a Competitor or Adverse Party during my employment or the eighteen (18) month period following the end of my employment, then prior to my acceptance of such employment I will inform the Company in writing of the identity of the Competitor or Adverse Party, my proposed duties for that Competitor or Adverse Party, and the proposed starting date of that employment. I also agree that I will inform the Competitor or Adverse Party of the terms of this Agreement.

8. I agree that, after the end of my employment, I may engage in any business activity or gainful employment of any type and in any place except as described above. I agree that I will be reasonably able to earn a livelihood without violating the terms of this Agreement.

9. I agree that the Company and/or any Company Affiliate are beneficiaries of this Agreement and have a legitimate business interest in preventing me from taking any actions that

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would violate this Agreement. I further agree that the Company and/or any Company Affiliate (individually and taken as a whole) would be irreparably harmed if I violated the terms of this Agreement or if any of its terms were not specifically enforced and that money damages would not provide adequate relief. I therefore agree that if I violate or threaten to violate any term of this Agreement, the Company and/or any Company Affiliate shall be entitled to injunctive relief, specific performance, any other equitable remedies, and any and all remedies at law, plus its costs and attorneys’ fees incurred to enforce this Agreement or to obtain any other relief.

10. I agree that if the Company and/or any Company Affiliate waive or allow any breach of this Agreement, that waiver or allowance will not be a waiver of any future or other breach, whether of a similar or dissimilar nature.

11. I agree that each provision of this Agreement is a separate and independent clause. If any clause is found to be unenforceable, that will not impair the enforceability of any other clauses. Further, if any provisions of this Agreement should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, I agree that such provisions should be and are reformed to the maximum time, geographic area, and activity limitations permitted by applicable law. I authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations permitted by applicable law.

12. I agree that this Agreement may not be changed, modified or otherwise terminated, in whole or in part, unless agreed to in writing by me, on my own behalf, and the Altria Client Services Senior Vice President of Human Resources & Compliance, on behalf of the Company.

13. I agree that this Agreement constitutes the entire agreement between me and the Company and supersedes any previous agreement I may have executed with the Company or any Company Affiliate on the topics covered by this Agreement. I further agree that the Company has made no other representations to me on the topics covered by this Agreement.

14. I agree that my employment with the Company is at-will and for no fixed duration. Either the Company or I may terminate the employment relationship at any time, for any reason that either the Company or I may deem appropriate, regardless of whether or not I have violated any term of this Agreement. I further agree that the restrictions set forth in this Agreement will apply regardless of the reason or circumstances of the termination of my employment.

15. I agree that, for purposes of this Agreement, my employment means and includes any periods of employment with the Company or any Company Affiliate after I sign this Agreement. I agree that, if I transfer employment to a Company Affiliate, the terms and conditions of this Agreement shall continue in full force and effect, and all rights and obligations belonging to the Company under this Agreement will transfer or otherwise inure to the Company Affiliate to which I transfer.

16. I agree that this Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court having jurisdiction in the Commonwealth of

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Virginia, and I agree and stipulate that the Circuit Courts of the City of Richmond, Virginia and the surrounding counties, and the United States District Court for the Eastern District of Virginia, Richmond Division, shall have personal jurisdiction over me and that venue is proper in such courts for all actions or proceedings with respect to this Agreement.

Executive’s Name	Executive’s Signature

Personnel Number	Date

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